Sub-Item 77Q1: Exhibits.
(a) Copies of any material amendments to the registrant’s charter or by-laws:
(a.1) Articles Supplementary dated October 25, 2006 filed as Exhibit Item 23 a.(xiv) – incorporated herein by reference to the SEC filing on November 29, 2006 under Conformed Submission Type 485(b) for The Hartford Mutual Funds, CIK 0001006415, accession number 0000950135-06-007180
(a.2) Articles Supplementary dated February 27, 2007 filed as Exhibit Item 23 a.(xv) – incorporated herein by reference to the SEC filing on May 30, 2007 under Conformed Submission Type 485(b) for The Hartford Mutual Funds, CIK 0001006415, accession number 0000950135-07-003436

(b)  Copies of the text of any proposal described in answer to sub-item 77D:

The Hartford Equity Income Fund

The fund’s investment approach is based on the fundamental analysis of companies with market capitalizations generally above $2 billion that have below average estimated price-to-earnings ratios.

The Hartford High Yield Fund
The fund will invest no more than 25% of its total assets in securities rated below “B3” by Moody’s or “B-” by S&P, or, if unrated, determined to be of comparable quality by Hartford Investment Management.

The fund may also invest up to 15% of its total assets in bank loans or loan participation interests in secured variable, fixed or floating rate loans to U.S. corporations, partnerships and other entities.

The Hartford Income Fund
The fund invests, under normal circumstances, at least 65% of its total assets in securities rated “A” quality or better. This means securities that are rated at the time of purchase within the three highest categories assigned by Moody’s (“Aaa”, “Aa” or “A”) or S&P (“AAA”, “AA” or “A”) or are unrated securities that are judged by Hartford Investment Management to be of comparable quality to securities rated within these three highest categories. The fund may invest up to 35% of its total assets in non-investment grade debt securities (securities rated “Ba” or lower by Moody’s or “BB” or lower by S&P, or securities which, if unrated, are determined by Hartford Investment Management to be of comparable quality). Debt securities rated below investment grade are commonly referred to as “high yield - high risk securities” or “junk bonds”. The fund may also invest up to 15% of its total assets in bank loans or loan participation interests in secured variable, fixed or floating rate loans to U.S. corporations, partnerships and other entities.

The Hartford Inflation Plus Fund
The fund may also invest up to 15% of its total assets in bank loans or loan participation interests in secured variable, fixed or floating rate loans to U.S. corporations, partnerships and other entities.

The Hartford Select SmallCap Value Fund
Under normal circumstances, the fund pursues its objective by investing at least 80% of its assets in common stocks of small companies, focusing on those companies whose stock prices are believed to be undervalued. Small companies are those whose market capitalization, at the time of initial purchase, is less than the 12-month average of the maximum market capitalization for companies included in the Russell 2000 Index ($4 billion as of December 31, 2006). This average is updated monthly. In certain unusual circumstances, the fund may be unable to remain invested at this level in securities of companies with the stated market capitalization. The fund’s securities selection focuses on companies that are out of favor with markets or have not yet been discovered by the broader investment community.

The Hartford Short Duration Fund
The fund seeks its goal by investing, under normal circumstances, at least 80% of its total assets in “investment grade” quality securities.

The fund may invest up to 20% of its total assets in non-investment grade debt securities. Any security rated “Ba” or lower by Moody’s, “BB” or lower by S&P or “BB” or lower by Fitch, or securities which, if unrated, are determined by Hartford Investment Management to be of comparable quality are below investment grade The fund may also invest up to 15% of its total assets in bank loans or loan participation interests in secured variable, fixed or floating rate loans to U.S. corporations, partnerships and other entities.

The Hartford Tax-Free California Fund, The Hartford Tax-Free New York Fund
At least 65% of the tax-exempt obligations purchased by the fund will be of “investment grade” quality.
The fund may invest up to 35% of its total assets in non-investment grade debt securities.

The Hartford Total Return Bond Fund
The fund may also invest up to 15% of its total assets in bank loans or loan participation interests in secured variable, fixed or floating rate loans to U.S. corporations, partnerships and other entities.

The Hartford Equity Growth Allocation Fund, The Hartford Growth Allocation Fund, The Hartford Balanced Allocation Fund, The Hartford Conservative Allocation Fund, The Hartford Income Allocation Fund
HIFSCO may also use various techniques, such as buying and selling exchange traded funds (“ETFs”), to increase or decrease the fund’s exposure to changing security prices or other factors that affect security values.

The Hartford Target Retirement 2010 Fund
At the fund’s inception, under normal market conditions, adjusting the fund’s investments in the Underlying Funds generally to achieve approximately 50% of assets in fixed income funds and approximately 50% of assets in equity funds, although these percentages may vary from time to time.

Over time, as the fund approaches its target date, the fund’s portfolio allocation will become increasingly conservative by increasing its allocation to fixed income funds. By 2010 the fund’s investments in the Underlying Funds are expected to be adjusted to achieve approximately 70% of its assets in fixed income funds and approximately 30% of its assets in equity funds, although these percentages may vary from time to time.

Hartford Investment Management may also use various techniques, such as buying and selling exchange traded funds (“ETFs”), to increase or decrease the fund’s exposure to changing security prices or other factors that affect security values.

The Hartford Target Retirement 2020 Fund, The Hartford Target Retirement 2030 Fund
Hartford Investment Management may also use various techniques, such as buying and selling exchange traded funds (“ETFs”), to increase or decrease the fund’s exposure to changing security prices or other factors that affect security values.

(e) Copies of any new or amended Registration investment advisory contracts:

We hereby incorporate by reference the following agreements which were filed during the period:

(e1) Amendment No. 17 to Investment Management Agreement filed as Exhibit Item 23 d.(xviii) in the SEC filing on May 30, 2007 under Conformed Submission Type 485(b) for The Hartford Mutual Funds, CIK 0001006415, accession number 0000950135-07-003436

(e.2) Amendment No. 18 to Investment Management Agreement filed as Exhibit Item 23 d.(xix)(a) in the SEC filing on May 30, 2007 under Conformed Submission Type 485(b) for The Hartford Mutual Funds, CIK 0001006415, accession number 0000950135-07-003436

(e.3) Amendment No. 19 to Investment Management Agreement filed as Exhibit Item 23 d.(xx) in the SEC filing on May 30, 2007 under Conformed Submission Type 485(b) for The Hartford Mutual Funds, CIK 0001006415, accession number 0000950135-07-003436

(e.4) Amendment No. 10 to Sub-Advisory Agreement with Wellington Management Company, LLP filed as Exhibit Item 23 d.(xxxi) in the SEC filing on May 30, 2007 under Conformed Submission Type 485(b) for The Hartford Mutual Funds, CIK 0001006415, accession number 0000950135-07-003436

(e.5) Amendment No. 9 to Investment Services Agreement with Hartford Investment Management Company filed as Exhibit Item 23 d.(xli) in the SEC filing on May 30, 2007 under Conformed Submission Type 485(b) for The Hartford Mutual Funds, CIK 0001006415, accession number 0000950135-07-003436